Exhibit 3.126

CERTIFICATE OF INCORPORATION
OF
VACATION OWNERSHIP LENDING GP, INC

The undersigned, for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of Delaware, does hereby certify as follows:

FIRST:  The name of the corporation is:

Vacation Ownership Lending GP, Inc.

SECOND:  The Registered Office of the corporation is to be located at 1013 Centre Road, in the City of Wilmington, in the County of New Castle, in the State of Delaware, 19805-1297.  The name of its Registered Agent at that address is Corporation Service Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of no par common stock.

FIFTH:  The original By-Laws of the corporation may be adopted by the sole incorporator named herein, or by the initial directors of the corporation.  Thereafter, in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors and/or the stockholders of the corporation are expressly empowered to make, alter, amend or repeal By-Laws in the manner to be determined by the terms of the By-Laws of the corporation then in existence.

SIXTH:  The name and mailing address of the sole incorporator is:

Rosemarie A. Rodriguez

Diversified Financial Management Corp.

200 West Madison Street

Suite 8800

Chicago, Illinois 60606

SEVENTH:  The corporation shall have perpetual existence.

EIGHTH:  The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify all officers and director, of the Corporation.

NINTH:  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as they came may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the corporation, as the case may be, and also on the corporation.

TENTH:  To the fullest extent permitted by the General Corporation Law of Delaware as amended from time to time, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does hereby make this certificate, declaring that the facts herein stated are true, and accordingly has hereunto set her hand this 31st day of October 1997.

/s/ Rosemarie A. Rodriguez
Rosemarie A. Rodriguez, Incorporator